Exhibit k.1

UNIVERSITY– UTEK ALLIANCE & CONFIDENTIALITY AGREEMENT

This Agreement is made and effective this                     , 200     by and between UTEK CORPORATION (“UTEK”), offices located at ADDRESS, and The Office of Technology Licensing OR EQUIVALENT, UNIVERSITY (“UNIVERSITY”), offices located at ADDRESS. Now, therefore, both parties agree as follows:

1.	UNIVERSITY seeks to bring its intellectual property and technology to the marketplace.

2.	UTEK has the mission to build a bridge between university-based technologies and companies that can rapidly bring new products to the marketplace.

3.	UTEK will review UNIVERSITY specified existing technologies and new disclosures to gauge their potential for successful commercialization by UTEK’s clients.

4.	The term of this strategic alliance is ongoing, commencing on the date above.

5.	Either party may terminate this Agreement at any time with thirty days written notice.

6.	During the term of this Agreement, both parties shall not disclose to anyone any confidential information. “Confidential Information” for the purposes of this Agreement shall include proprietary and confidential information such as, but not limited to, technology plans, research and development plans, designs, models, software, product specifications, marketing plans, patent applications, disclosures and new concepts.

Confidential information shall not include any information that:

a.	Is disclosed without restriction.

b.	Becomes publicly available through no act of the recipient.

c.	Is rightfully received by either party from a third party.

d.	Is disseminated in publications.

7.	If UTEK customers need to review UNIVERSITY confidential information to determine their interest in licensing a specific property, UTEK will have the customer execute a confidentiality and non-disclosure agreement. A copy of this signed agreement will be provided to UNIVERSITY.

8.	This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

9.	This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed, only by an Agreement in writing, signed by both of the parties.

10.	Any notice to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by overnight courier service as follows:

UTEK CORPORATION	UNIVERSITY Office of Technology Licensing
ADDRESS	ADDRESS

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

UTEK CORPORATION	UNIVERSITY
Office of Technology Licensing

By:
By: